UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2015

Navient Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36228	46-4054283
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 Justison Street, Wilmington, Delaware	19801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 283-8000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS.

As previously reported, HICA Education Loan Corporation (“HICA”), a wholly-owned subsidiary of Navient Corporation (the “Company”), maintains credit facilities with the Federal Home Loan Bank of Des Moines (“FHLB-DM”), which are backed by Federal Housing Finance Agency-approved collateral including FFELP loans (but not private education loans) (the “FHLB-DM Credit Facilities”). The maximum amount that can be borrowed under the FHLB-DM Credit Facilities as of December 1, 2015, subject to available collateral, was approximately $10.7 billion.

On December 22, 2015, HICA received notice from the FHLB-DM that availability under the FHLB-DM Credit Facilities would be reduced from approximately $10.7 billion to approximately $5.0 billion for the period from December 22, 2015 to October 31, 2016, and to approximately $3.9 billion, effective for advances maturing after October 31, 2016. The Company believes this change was made due to an internal policy change in the formula the FHLB-DM uses to set a borrower’s maximum borrowing limit.

The FHLB-DM Credit Facilities support the acquisition of FFELP loans for which the Company has other available facilities. Management currently projects that these actions by the FHLB-DM will result in a reduction of aggregate borrowing availability under the FHLB-DM Credit Facilities and the other credit facilities available to the Company and its subsidiaries as of the date of this Current Report from approximately $25.6 billion to approximately $18.8 billion, of which approximately $16.3 billion is drawn as of the date hereof. These facilities provide no direct resource to service the Company’s unsecured debt. The Company believes that these facilities when combined with the other credit facilities available to the Company, other sources of liquidity and cash flow from operations will be sufficient to meet the Company’s liquidity needs and to service its debt.

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This Current Report on Form 8-K (including without limitation the Exhibits hereto), and the audio recording referenced above, contain “forward-looking statements” and information based on management’s current expectations as of the date of this report. Statements that are not historical facts, including statements about the Company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in Navient’s Annual Report on Form 10-K for the year ended Dec. 31, 2014 and subsequent filings with the Securities and Exchange Commission; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the Company is a party; credit risk associated with the Company’s exposure to third parties, including counterparties to the Company’s derivative transactions; risks inherent in the government contracting environment, including the possible loss of government contracts and potential civil and criminal penalties as a result of governmental investigations or audits; and changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The Company could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings or the credit ratings of the United States of America; failures of its operating systems or infrastructure, or those of third-party vendors; risks related to cybersecurity including the potential disruption of its systems or potential disclosure of confidential customer information; damage to its reputation; failures to successfully implement cost-cutting initiatives and adverse effects of such initiatives on its business; failures or delays in the planned conversion to our servicing platform of the recently acquired Wells Fargo portfolio of FFELP loans or any other FFELP or private education loan portfolio acquisitions; risks associated with restructuring initiatives; risk associated with the April 30, 2014 separation of Navient and SLM Corporation into two distinct, publicly traded companies, including failure to achieve the expected benefits of the separation; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; increased competition from other loan servicers; the creditworthiness of its customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of its earning assets versus its funding arrangements; changes in general economic conditions; the Company’s ability to successfully effectuate any acquisitions and other strategic initiatives; and changes in the demand for debt management services. The preparation of the Company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this report are qualified by these cautionary statements and are made only as of the date of this report. The Company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in its expectations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVIENT CORPORATION

Date: December 28, 2015	By:	/s/ Mark L. Heleen
Mark L. Heleen
Executive Vice President, Chief Legal Officer and Secretary